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                                                                   EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into effective as of December 1, 1999 by and among M. Lauch McKinnon, a resident of the State of Georgia ("Employee"), SouthernBank, N.A., a proposed national banking association ("Employer") and SouthernBank Holdings, Inc., a Georgia corporation and sole shareholder of Employer ("Holdings").

                                  WITNESSETH:

         WHEREAS, Employer and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of their employment relationship;

         NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Employment and Duties. Employer and Holdings hereby employ Employee to serve as President and Chief Executive Officer of Employer and as President of Holdings and to perform such other duties and responsibilities as customarily performed by persons acting in such capacities. During the term of this Agreement, Employee will devote his full time and effort to his duties hereunder.

         2. Term. Subject to the provisions of Section 12 of this Agreement, the period of Employee's employment under this Agreement shall be deemed to have commenced as of the effective date hereof and shall continue for a period of 12 calendar months thereafter (i) unless Employee dies before the end of such 12 months or (ii) Employer is not successful in obtaining final opening approvals (the "Final Approvals") from the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC"). In either case, the period of employment shall continue until the end of the month of Employee's death or


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the inability to obtain the OCC's and FDIC's Final Approvals. The said 12 month period of employment shall automatically be extended for additional one year terms without further action by the parties, commencing on the first year anniversary of this Agreement and each one year anniversary thereafter. No such automatic extension shall occur if either party shall, within 90 days prior to any said anniversary, have served written notice upon the other of its intention that this Agreement shall not be so extended.

         3. Compensation. For all services to be rendered by Employee during the term of this Agreement, Employer shall pay Employee in accordance with the terms set forth in Exhibit A, net of applicable withholdings, payable in semi-monthly installments.

         4. Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee's duties hereunder, provided that Employee accounts for such expenses in writing.

         5. Employee Benefits. So long as Employee is employed hereunder, Employee shall be entitled to participate in the various employee benefit programs adopted by Employer and Holdings from time to time.

         6. Vacation. Employee shall be entitled to the greater of either three weeks annual vacation or the number of weeks of annual vacation provided to executive officers in any employee policy handbook adopted by Employer during the term of this Agreement.

         7. Confidentiality. In Employee's position as an employee of Employer, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and Holdings and has and will also develop relationships with customers, employees and others who deal with Employer or Holdings which are of value to Employer and Holdings. Employer requires, as a condition to Employee's employment with Employer, that Employee agree to certain restrictions on Employee's use of the proprietary information and valuable relationships developed during Employee's employment


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with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

                  7.1 Employer and Employee mutually agree and acknowledge that Employer and Holdings may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to Employer and Holdings to protect such information from use or disclosure as an essential incident of Employee's employment with Employer.

                  7.2 For the purposes of this Section 7, the following definitions shall apply:

                           7.2.1 "Trade Secret" shall mean the identity and
addresses of customers of Employer or Holdings, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer or Holdings) and which meets the definition of a "trade secret" under Georgia law pursuant to the Georgia Trade Secrets Act.

                           7.2.2 "Confidential Information" shall mean any data
or information, other than Trade Secrets, which is material to Employer or Holdings and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Employer or Holdings (as hereinafter defined), the details of this Agreement, Employer's or Holdings' business plans and financial statements and projections, information as to the capabilities of Employer's or Holdings' employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer or Holdings may offer or provide to the customers it serves, to the extent such information is material to Employer or Holdings and not generally known by the public.

                           7.2.3 "Business Opportunities" shall mean any
specialized information or plans of Employer or Holdings concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial


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services regardless of whether Employer has contacted or communicated with such target person or business.

                           7.2.4 Notwithstanding the definitions of Trade
Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

                                    (i) that is or becomes generally known to
the public;

                                    (ii) that is already known by Employee or
is developed by Employee after termination of employment through entirely independent efforts;

                                    (iii) that Employee obtains from an
independent source having a bona fide right to use and disclose such information;

                                    (iv) that is required to be disclosed by
law, except to the extent eligible for special treatment under an appropriate protective order; or

                                    (v) that Employer's or Holdings' Board of
Directors approves for release.

                  7.3 Employee shall not, without the prior approval of Employer's or Holdings' Board of Directors, during his employment with Employer and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer or Holdings to use, disclose, or gain access to, any Trade Secrets.

                  7.4 Employee shall not, without the prior written consent of Employer or Holdings, during his employment with Employer and for a period of 12 months thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Employer or Holdings to use, disclose, or gain access to, any Confidential Information to which the Employee obtained access by virtue of his employment with Employer, except as provided in Section 7.2.4 of this Agreement.


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         8. Observance of Security Measures. During Employee's employment with
Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities.

         9. Return of Materials. Upon the request of Employer or Holdings and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.

         10. Severability. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 and Section 14 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business by and among Employer, Holdings and Employee, and that the existence of any claim, suit or action by Employee against Employer and/or Holdings, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to Employer's or Holdings' enforcement of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement.

         11. Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 and Section 14 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as hereinafter defined), at the instigation or upon the initiative of any party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee's breach of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Employer and Holdings shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer and Holdings in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.


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         12. Termination.

                  12.1 Employee's employment hereunder may be terminated under the following circumstances:

                           12.1.1 At the election of Employer, for Cause.

                           12.1.2 At the election of Employee, for Good Reason.

                           12.1.3 Upon Employee's death, or, at the election of
either party, upon Employee's disability as determined in accordance with the standards and procedures under Employee's then-current long-term disability insurance coverage provided by Employer, or, if such disability insurance coverage provided by Employer is not then in place, upon Employee's disability resulting in inability to perform the duties described in Section 1 of this Agreement for a period of 180 consecutive days.

                  12.2 "Cause" shall mean (i) conduct by Employee that amounts to fraud, material dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony; (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time;
(iv) knowing violation of federal or state banking laws or regulations ; or (v) refusal to perform a duly authorized directive of Employer's Board of Directors.

                  12.3 "Good Reason" shall mean a material diminution in Employee's office, title, reporting requirements, lending authority, duties or responsibilities hereunder or upon material breach of this Agreement by Employer.

                  12.4 If this Agreement is terminated either (i) by Employer at any time for any reason other than for Cause, (ii) by Employee for Good Reason or (iii) upon Employer's material breach of this Agreement, then Employer shall pay to Employee as Employee's sole remedy hereunder the compensation and benefits provided in this Agreement for a term equal to 12 months, as if no termination occurred.

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                  12.5 If the Agreement is terminated for Cause, Employee shall receive no further compensation or benefits, other than Employee's Base Salary and other compensation as accrued through the date of termination for Cause.

         13. Notices. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

      Employer and Holdings:             SouthernBank Holdings, Inc.
                                         Post Office Box 218
                                         Cartersville, Georgia  30120
                                         Attn:  D. Arnold Tillman, Chairman

      with a copy to:                    Troutman Sanders LLP
                                         600 Peachtree Street, N.E., Suite 5200
                                         Atlanta, Georgia  30308-2216
                                         Attn:  Thomas O. Powell, Esquire

      Employee:                          M. Lauch McKinnon
                                         3124 Waterfront Drive
                                         Chattanooga, Tennessee  37419

      with a copy to:                    Powell, Goldstein, Frazer & Murphy
                                         191 Peachtree Street, Suite 1600
                                         Atlanta, Georgia  30303
                                         Attn:  Kathryn L. Knudson, Esquire

         14. Covenant Not to Compete and Not to Solicit.

                  14.1 For purposes of this Section 14, Employer and Employee conduct the following business in the following geographic areas:

                           14.1.1 Employer is engaged in the business of
transacting business as a bank which accepts deposits, makes loans, cashes checks and otherwise engages in the business of banking (collectively, the "Business of Employer").

                           14.1.2 Employer actively conducts business in a
certain geographic area of Georgia from its office located at Georgia Highway 20 and the Mall of Georgia, Buford, Georgia 30515 (the "Main Office").


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                           14.1.3 Employee will establish business
relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by a circle having a radius of 50 miles from the Main Office, and will work primarily in such area while in the employ of Employer.

                  14.2 Employee covenants and agrees that for a period of one year after the termination of this Agreement for any reason other than non-renewal of this Agreement by Employer or Holdings on any anniversary date or pursuant to Section 12.1.2 of this Agreement, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any financial institution, corporation, partnership, association, trust or other entity or person, on Employee's own behalf or for others, provide the duties described in Section 1 of this Agreement for any entity or person conducting the Business of Employer within the geographic area covered by a circle having a radius of 50 miles from the Main Office.

                  14.3 During the term of this Agreement and for a period of one year after the termination of this Agreement for any reason other than non-renewal of this Agreement by Employer or Holdings on any anniversary date or pursuant to Section 12.1.2 of this Agreement, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of Employer to terminate his or her employment with Employer, and, Employee agrees that for a period of at least two years after the termination of employment by any employee of Employer, Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as to the capabilities of Employer's employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to Employer.

                  14.4 Employee and Employer shall periodically amend this Agreement by updating the address referenced in Section 14.1.2 of this Agreement so that it at all times lists the then current geographic area served by Employer for which Employee performs the duties described in Section 1 of this Agreement.


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                  14.5 Notwithstanding any provision herein to the contrary, the covenant not to compete and not to solicit set forth in Sections 14.2 and
14.3 shall be null and void in the event either (i) this Agreement is not renewed by Employer or Holdings on any anniversary date or (ii) terminated by Employee pursuant to Section 12.1.2 of this Agreement.

         15. Miscellaneous.

                  15.1 This Agreement, together with Exhibit A, constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

                  15.2 This Agreement shall be governed by the laws of the State of Georgia.

                  15.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

                  15.4 Time is of the essence in this Agreement.

                  15.5 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by Employee without the prior written consent of Employer.

                  15.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.




                                         "Employee"

/s/ Thomas O. Powell                     /s/ M. Lauch McKinnon           (SEAL)
---------------------------------        --------------------------------------
Witness                                  M. Lauch McKinnon



ATTEST:                                  "Employer"

                                         SouthernBank, N.A.


By:      /s/ Tyler C. McCain             /s/ D. Arnold Tillman
   ------------------------------        --------------------------------------
     Tyler C. McCain, Secretary          D. Arnold Tillman, Chairman

           (BANK SEAL)



ATTEST:                                  "Holdings"

                                         SOUTHERNBANK HOLDINGS, INC.


By:      /s/ Tyler C. McCain             /s/ D. Arnold Tillman
   ------------------------------        --------------------------------------
     Tyler C. McCain, Secretary          D. Arnold Tillman, Chairman

         (CORPORATE SEAL)


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                                   Exhibit A
                      to Employment Agreement By and Among
             M. Lauch McKinnon, Southern Bank, N.A. (proposed) and
                          SouthernBank Holdings, Inc.

                             Employee Compensation

Capitalized terms used herein and not defined shall have the meanings set forth in the Employment Agreement.

BASE SALARY: $90,000 per year until the date of the opening of SouthernBank, N.A. (the "Bank") then increasing to $120,000 per year thereafter subject to annual increases in an amount equal to such amount as the Board of Directors in its discretion shall determine to be appropriate under the circumstances after review of Employee's performance.

OPTION PLANS: Assuming shareholder approval of that certain incentive stock option plan of SouthernBank Holdings, Inc. ("Holdings"), ten year incentive stock options to acquire 25,000 shares of Holdings Common Stock granted at the initial offering price of Holdings' common stock, vesting over 5 years, at 20% per year for each year of continued employment thereafter. The option shall be granted as an option qualified under Section 422 of the Internal Revenue Code of 1986, as amended, subject to the approval of the shareholders of Holdings.

BONUSES:

         (1) Annual. Payable each January, based on a performance matrix established against budgets and approved by the Bank's Board of Directors; and

         (2) Bank Opening. The Bank will pay Employee a one time bonus of $15,000 on June 30, 2000 if the Bank has opened for business on or before May 31, 2000.

AUTO ALLOWANCE: The Bank will provide an automobile allowance of $7,000 per year payable in 12 equal monthly payments of $584 per month on the first day of each month.

CLUB MEMBERSHIP: Employee's initiation fee and current monthly dues for a private country club and a private dining club as determined to be appropriate by the Bank's Board of Directors.

INSURANCE: Employee's and his dependents' hospitalization, and dental, any other insurance plans as adopted by the Bank's Board of Directors for employees of the Bank.